Exhibit 99.1

Professional Diversity Network, Inc. Announces Third Quarter 2014 Financial Results

CHICAGO – November 14, 2014 (GLOBE NEWSWIRE) – Professional Diversity Network, Inc. (NASDAQ:IPDN) (“PDN” or the “Company”), an Internet software and services company that develops and operates online and in-person professional networking communities dedicated to serving diverse professionals in the United States and businesses seeking to hire diverse talent announced today its quarterly financial results for the quarter ended September 30, 2014.

Highlights include:

•	Total revenue recognized for fiscal third quarter of 2014 grew 61% as compared to the third quarter of 2013, from $979,000 to $1,575,000 respectively;

•	Direct sales bookings increased for the fifth consecutive quarter to $512,000 representing a 241% increase over $150,000 recorded in the third quarter of 2013;

•	Completed merger with the National Association of Professional Women (“NAPW”), on September 24, 2014. Post-merger achievements include:

o
The Company exceeded its goal of targeted cost savings resulting from the merger and now anticipates company-wide expense reductions of $3 million. The Company believes these savings will not have an adverse effect on future revenues;

o	Consolidation contributes to anticipated October year over year booked revenue increase over 2013; and

o
Integration plan proceeding on schedule including the anticipated soon to be released new online NAPW Networking Platform, Membership Management System and increasing NAPW Networking Events from one national event in 2014 to 18 national and regional events in 2015.

Third Quarter 2014 Financial Results
For the quarter ended September 30, 2014, the Company reported total revenues of $1,575,000, a 61% increase from $979,000 in the same period one-year prior, attributable primarily to our merger with NAPW and an increase in revenue from direct sales, offset by a decrease in our LinkedIn and Apollo Group revenue.

The Company reported a comprehensive net loss in the fiscal third quarter of 2014 of $941,000. This is compared to a comprehensive net loss of $268,000 in the same period one-year prior, attributable primarily to the costs of the merger with NAPW, building a direct sales force and costs directly related to operating Career Events.

Total operating expenditures during the third quarter of 2014 increased by 50% compared to the same period one year prior, from $1,439,000 to $2,158,000 attributable primarily to the investment we made in our direct sales force, the costs of being a public company and costs of operating our Career Events Division which was acquired at the end of third quarter of 2013.

Comprehensive net loss per share for the quarter ended September 30, 2014 was $0.14/share, compared to a comprehensive net loss in the third quarter one-year prior of $0.04/share.

Loss from operations during the fiscal third quarter of 2014 was $583,000 compared to a loss of $459,000 in the third quarter one year prior, attributable to our investment in our Sales and Marketing team and costs of operating our events division.

As of September 30, 2014 total assets were $77,370,000, an increase from $22,020,000 that the Company reported at December 31, 2013, attributable in large part to goodwill and other net assets from our merger with NAPW.

“Our initial integration with NAPW is going smoothly and our management teams are already working as one. The combination of NAPW and PDN has created enhanced value for NAPW members, primarily by our ability to connect members with leading employers who sponsor PDN in an effort to recruit diverse talent,” said PDN’s CEO Jim Kirsch.  Star Jones, President of PDN and NAPW, added, “It is becoming evident that the formidable talent pool of NAPW members makes PDN more valuable to our clients seeking to hire professional, experienced and successful women.” Kirsch concluded, “We experienced the benefits of the merger in October, as PDN clients responded favorably to the NAPW talent pool asset and NAPW members reacted favorably to the initial deployment of career services we released in October.  Barring any unforeseen circumstances, we anticipate that the Company will be cash flow positive in 2015. We will be discussing the details of our most recent quarter on the forthcoming conference call this afternoon."

The Company will be hosting a conference call to discuss its full financial results as follows:

Third Quarter 2014 Financial Results Conference Call Details:
Date:	Friday, November 14, 2014
Time:	4:30PM Eastern / 1:30PM Pacific
Participant Dial-In:	877-407-9205 (Toll Free), 201-689-8054 (International)

It is recommended that participants dial in approximately 10 minutes prior to the start of the 4:30PM Eastern call. An archived recording of the conference call will be available under the Investor Relations section of the Company website at http://investor.prodivnet.com.

Professional Diversity Network, Inc.
Condensed Statements of Comprehensive Loss (Unaudited)
For the Three Months Ended September 30, 2014 and 2013

	Three Months Ended September 30,
	2014	2013
Revenues
Recruitment services	$712,728	$601,539
Consumer advertising and consumer marketing solutions revenue	448,860	377,750
Membership fees and related services	402,397	-
Product sales and other revenue	11,395	-
Total revenues	1,575,380	979,289

Costs and expenses:
Cost of sales and services	388,084	235,304
Sales and marketing	991,785	606,606
General and administrative	648,218	529,806
Depreciation and amortization	130,065	66,412
Gain on sale of property and equipment	-	576
Total costs and expenses	2,158,152	1,438,704

Loss from operations	(582,772)	(459,415)

Other income (expense)
Interest expense	(377)	-
Interest and other income	27,791	5,717
Acquisition related costs	(968,839)	-
Loss on sale of marketable securities	-	(7,640)
Other income (expense), net	(941,425)	(1,923)

Change in fair value of warrant liability	(34,547)	4,456

Loss before income taxes	(1,558,744)	(456,882)
Income tax (benefit) expense	(617,717)	(185,382)
Net loss	$(941,027)	$(271,500)

Other comprehensive (loss) income:
Net loss	$(941,027)	$(271,500)
Unrealized gains on marketable securities	-	(3,782)
Reclassification adjustments for losses on marketable securities included in net income	-	7,640
Comprehensive loss	$(941,027)	$(267,642)

Net loss per common share, basic and diluted	$(0.14)	$(0.04)

Shares used in computing pro forma net loss per common share:
Basic and diluted	6,721,357	6,318,227

Pro-forma computation related to conversion to a C corporation upon completion of initial public offering:
Historical pre-tax net loss before taxes	$(1,558,744)	$(456,882)
Pro-forma tax benefit	(617,717)	(185,382)
Pro-forma net loss	$(941,027)	$(271,500)
Pro-forma loss per share - basic and diluted
Unaudited pro-forma loss per share	$(0.14)	$(0.04)
Weighted average number of shares outstanding	6,721,357	6,318,227

	September 30,	December 31,
	2014	2013

Current Assets:
Cash and cash equivalents	$1,821,818	$18,736,495
Accounts receivable	1,203,323	1,218,112
Short-term investments	9,237,513	-
Incremental direct costs	966,297	-
Prepaid license fee	393,750	-
Prepaid expenses and other current assets	613,759	99,094
Total current assets	14,236,460	20,053,701

Property and equipment, net	844,485	54,781
Capitalized technology, net	559,055	692,511
Goodwill	45,353,016	735,328
Intangible assets, net	14,428,742	90,400
Merchant reserve	1,532,116	-
Deferred tax asset	51,574	380,832
Security deposits	354,835	12,644
Other assets	10,000	-
Total assets	$77,370,283	$22,020,197

Current Liabilities:
Accounts payable	$5,658,458	$222,961
Accrued expenses	1,590,250	188,462
Deferred revenue	9,699,756	1,024,420
Customer deposits	393,750	-
Note payable - related party acquisition financing	434,582	-
Warrant liability	106,236	85,221
Capital lease obligations	17,093	-
Total current liabilities	17,900,125	1,521,064

Deferred tax liability	4,376,686	-
Total liabilities	22,276,811	1,521,064

Commitments and contingencies

Stockholders' Equity
Common stock, $0.01 par value, 25,000,000 shares authorized, 12,628,072 shares and 6,318,227 shares issued as of September 30, 2014 and December 31, 2013, respectively, and 12,619,690 and 6,316,027 shares outstanding as of September 30, 2014 and December 31, 2013, respectively	126,280	63,182
Additional paid in capital	58,132,426	21,883,593
Accumulated deficit	(3,128,117)	(1,436,387)
Treasury stock, at cost; 8,382 shares at September 30, 2014 and 2,200 shares at December 31, 2013	(37,117)	(11,255)
Total stockholders' equity	55,093,472	20,499,133

Total liabilities and stockholders' equity	$77,370,283	$22,020,197

About Professional Diversity Network (PDN)
Professional Diversity Network (PDN) is an Internet software and services company that develops and operates online professional networking communities dedicated to serving diverse professionals in the United States and employers seeking to hire diverse talent.  Our subsidiary, National Association of Professional Women (NAPW) is one of the largest, most-recognized networking organizations of professional women in the country, spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program.  Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBT and disabled persons globally.

CONTACT: Professional Diversity Network, Inc.
David Mecklenburger, CFO
312-614-0944
dmecklenburger@prodivnet.com

Corporate Services Advisor
Merriman Capital, Inc.*
Alexandra Petek
Director of Client Services
415-248-5681
apetek@merrimanco.com
*Member FINRA / SIPC

Professional Diversity Network, Inc.